Exhibit 99.07

Pazoo, Inc., Signs Letter of Intent with Celebrity Trainer, Dean Tornabene

CEDAR KNOLLS, N.J., Nov. 12, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce the signing of a letter of intent with Dean Tornabene, a celebrity trainer who is known as the trainer to the stars.  Dean is a former Mr. America, professional bodybuilder, and national powerlifting champion.  Furthermore, he has designed award winning patented exercise products, food supplements, and weight control products.  Dean's background makes him a natural fit to work with Pazoo.

Dean Tornabene and his company, Design by Dean, Inc., will make an immediate impact with Pazoo.  Pazoo's relationship with Design by Dean, will extend from Dean being an expert on the health and wellness expert panel to promoting Pazoo's products.

Dean Tornabene, CEO of Design by Dean, Inc., stated, "I am so excited to be working with Pazoo to market my proprietary line of weight loss, health and wellness technologies utilizing the most cutting edge digital and marketing strategies available. Pazoo has amassed an incredible team of experts and I am anxious to work with them to expand the product offerings and knowledge base globally. My motivation and commitment is to help build Pazoo into a premier company and gold standard brand that will be regarded as the industry standard in the health, wellness sector and beyond."

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.